Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
May 3, 2018

CON EDISON REPORTS 2018 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported first quarter net income of $428 million or $1.38 a share compared with $388 million or $1.27 a share in 2017. Adjusted earnings, which exclude the net mark-to-market effects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses), were $428 million or $1.38 a share in 2018 compared with $386 million or $1.27 a share in 2017.

“While we continue to face challenging weather events, we remain focused on our long-term strategy of providing customers with the technology and options they need to live and work today,” said John McAvoy, chairman and CEO of Con Edison. “We are expanding our smart meter installations across our service areas, giving customers more information about their energy usage, and giving us more tools to serve them better than ever before. We are making strategic investments in gas and electric transmission, and pursuing non-pipe alternatives that will help the environment and encourage energy efficiency.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three months ended March 31, 2018 and 2017.

	Earnings per Share		Net Income (Millions of Dollars)
	2018	2017	2018	2017
Reported earnings per share (basic) and net income (GAAP basis)	$1.38	$1.27	$428	$388
Net mark-to-market effects of the Clean Energy Businesses (a)	—	—	—	(2)
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$1.38	$1.27	$428	$386

(a)	After taxes of $(1) million for the three months ended March 31, 2017.

For the year of 2018, the company confirms its previous forecast of adjusted earnings in the range of $4.15 to $4.35 per share. Adjusted earnings per share exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end.

The results of operations for the three months ended March 31, 2018, as compared with the 2017 period, reflect changes in the utilities' rate plans and the impact of weather on steam revenues. Con Edison's results of operations for the comparable periods also reflect lower income tax expense for the Clean Energy Businesses and Con Edison Transmission. The utilities' revenues for the 2018 period reflect the deferral for customers of estimated net benefits for the period of the federal Tax Cuts and Jobs Act of 2017 (TCJA). Operations and maintenance expenses for the utilities for the three months ended March 31, 2018 primarily reflect higher storm-related costs. In addition, the utilities' rate plans provide for revenues to cover expected changes in certain operating costs including depreciation, property taxes and other tax matters. See the Attachment to this press release for the estimated effect on earnings per share and net income for the 2018 period compared to the 2017 period resulting from these and other factors.

Refer to the company's First Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2018 and December 31, 2017 and the consolidated income statements for the three months ended March 31, 2018 and 2017. A first quarter 2018 earnings release presentation will be available at www.conedison.com (select "For Investors" and then select "Press Releases").
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CON EDISON REPORTS 2018 FIRST QUARTER EARNINGS	page 2

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income the net mark-to-market changes in the fair value of the derivative instruments the Clean Energy Businesses use to economically hedge market price fluctuations in related underlying physical transactions for the purchase or sale of electricity and gas. Adjusted earnings may also exclude from net income certain other items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $49 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

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			Attachment
Variation for the Three Months Ended March 31, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.22	$67
Reflects higher electric and gas net base revenues of $0.12 a share and $0.08 a share, respectively, and growth in the number of gas customers of $0.02 a share. Electric and gas base rates increased on January 1, 2018 in accordance with their respective rate plans.

Weather impact on steam revenues	0.05	14
Operations and maintenance expenses	(0.01)	(2)	Reflects primarily storm-related costs.
Depreciation, property taxes and other tax matters	(0.09)	(29)	Reflects higher net property taxes of $(0.07) a share and depreciation and amortization expense of $(0.04) a share, offset by a New York State sales and use tax refund of $0.02 a share.
Other	(0.02)	—	Includes the dilutive effect of Con Edison's stock issuances.
Total CECONY	0.15	50
Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans	0.02	7	Reflects higher gas net base revenues. Gas base rates increased on November 1, 2017 in accordance with the rate plan.
Operations and maintenance expenses	(0.02)	(7)	Reflects storm-related costs.
Other	(0.01)	(3)	Includes the dilutive effect of Con Edison's stock issuances.
Total O&R	(0.01)	(3)
Clean Energy Businesses
Operating revenues less energy costs	0.19	59	Reflects revenues from engineering, procurement and construction services and higher revenues from renewable electric production projects.
Operations and maintenance expenses	(0.20)	(62)	Reflects primarily engineering, procurement and construction costs.
Other	0.01	2	Includes the dilutive effect of Con Edison's stock issuances.
Total Clean Energy Businesses	—	(1)
Con Edison Transmission, Inc.	—	4	Reflects income from equity investments and the dilutive effect of Con Edison's stock issuances.
Other, including parent company expenses	(0.03)	(10)	Reflects lower state income tax benefits and the dilutive effect of Con Edison's stock issuances.
Total Reported (GAAP basis)	$0.11	$40
Net mark-to-market effects of the Clean Energy Businesses	—	2
Total Adjusted (non-GAAP basis)	$0.11	$42

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.